EXHIBIT 99.1

S&W Seed Receives Sudan Purchase Order

FIVE POINTS, June 14, 2010 (BUSINESS WIRE) — S&W Seed Company (NasdaqCM: SANW), a leader in breeding and developing proprietary alfalfa seed varieties, today announced that it has received a purchase order for a container of alfalfa seed (approximately 40,000 pounds), marking its entry into the alfalfa seed market in Sudan. The purchase order was received from Genetics International, and is expected to ship in July, 2010. Genetics International, a long-term exporter of S&W alfalfa seed in the Middle East, holds a license from the U.S. State Department to export to Sudan and has sold products other than alfalfa seed in Sudan for more than 15 years.

“Large Saudi Arabian farming companies have recently commenced alfalfa production in Sudan. The Sudanese alfalfa seed market is primarily served by Australian seed companies but we think that Genetics International and S&W Seed have competitive advantages due to S&W’s superior varieties. This is a rapidly expanding market and we hope this initial order will be the first of many,” said Grover Wickersham, Chairman of S&W Seed Company.

Richard Penner, President of Genetics International, commented, “Genetics International has a strong local distributor and good brand recognition among the farmers in Sudan. After our many years of selling high quality vegetable varieties and, more recently, a grain variety, we have over 1 million acres of plantings in 2010 under our Three Circles brand. I think that farmers in Sudan will be eager to adopt our alfalfa seed varieties. They are extremely well suited to local climate and soil conditions.”

Sudan is the largest country in Africa and the Middle East. It spans a geographical area of somewhat less than a million square miles and is about a quarter of the area of the United States, including Alaska. Sudan has a population of approximately 42 million people. Many believe it is destined to be the “bread basket” of its region due to an ample supply of fresh water (from both the Blue Nile and the White Nile) and its abundant good quality soil. U.S. companies can only legally do business there in the fields of food and medicine - and require an export license from the State Department. The U.S. maintains a trade embargo in other fields due to human rights violations, but Saudi Arabia, China and other countries concerned with food security have increasingly turned to Sudan for its agricultural potential.

About S&W Seed Company

S&W Seed Company, founded in 1980, is a leader in warm climate alfalfa seed varieties, including varieties that can thrive in poor, saline soils. The company’s claims to salt tolerance and high yield product leadership are verified by decades of university-sponsored trials. S&W owns a 40 acre alfalfa seed cleaning and processing facility. A large percentage of its sales are to Genetics International who sells to foreign end users, principally in Saudi Arabia. In fiscal 2010, the company launched a pilot program to produce stevia leaf, the source of an all natural, non-caloric sweetener. For more information on the company, please visit their website, www.swseedco.com.

Contact Information:

PR Financial Marketing
Jim Blackman, 713-256-0369

Jim@prfmonline.com